SECURITIES AND EXCHANGE COMMISSION

                  Washington, D. C. 20549





                         FORM 8-K

                      CURRENT REPORT




           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported):
                        July 9, 1997




                   BELLSOUTH CORPORATION
  (Exact name of registrant as specified in its charter)


      Georgia                 1-8607         58-1533433
    (State or other         (Commission     (IRS Employer
    jurisdiction of         File Number)    Identification
     incorporation)                                No.)


  1155 Peachtree Street, N. E., Atlanta, Georgia 30309-3610
   (Address of principal executive offices)      (Zip Code)


     Registrant's telephone number, including area code
                       (404) 249-2000
Item 5.  Other Events

Brazil Wireless Auctions

A BellSouth-led group - BCP - has won a license to operate cellular services in Brazil's largest city, Sao Paulo, the Brazilian government announced today. The world's third largest city, Sao Paulo has a population of approximately
18 million people.

With the award based on a combination of a bid amount and a basket of tariffs, BellSouth Corporation and its partners (including the Safra Group, a Brazil-based banking and industrial concern, OESP Group, a media conglomerate, and Splice, a telecommunications equipment provider) bid approximately $2.5 billion for the Sao Paulo metro license. BellSouth will initially have a 46% interest in the consortium.

The BellSouth group plans to invest about $500 million to build and operate the Sao Paulo wireless network, which will be based on TDMA digital technology. The system is expected to be in service within 12 months of license award.


Impact on 1997-1998 Earnings Growth

BellSouth believes that normalized earnings growth could be in the low double digits through 1998 and that the Brazil operations will not affect its ability to achieve such growth. This forward-looking statement is based on a number of assumptions including, but not limited to: (1) economic growth and demand for wireline and wireless communications services continues in BellSouth's service territories; (2) BellSouth Telecommunications, Inc. is successful in furthering its cost reduction efforts; (3) the final resolution of the access reform and universal service orders of the FCC is reasonably revenue neutral; (4) local service competition does not have a significant adverse impact on earnings through 1998; and (5) economic, monetary and political stabilization continues in Brazil.
Any developments significantly deviating from these assumptions could cause actual results to differ materially from those in the above forward-looking statements.
                         SIGNATURE


Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


BELLSOUTH CORPORATION


By:  /s/ W. Patrick Shannon
    W. Patrick Shannon
    Vice President and Controller
    July 9, 1997